KPMG LLP
4200 Wells Fargo Center
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Minneapolis, MN  55402



                        Independent Auditors' Consent


The Board of Directors of Preferred Life Insurance Company of New York and the Contract Owners of Preferred Life Variable Account C:

We consent to the use of our report dated March 30, 2001 on the financial statements of Preferred Life Variable Account C and our report dated January 16, 2001, on the consolidated financial statements of Preferred Life Insurance Company of New York included herein and to the reference to our Firm under the heading "EXPERTS".



                                 KPMG LLP



Minneapolis, Minnesota
October 26,2001